Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Berkshire Hathaway Energy Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Other	Deferred Compensation Obligations (1)	457(o)	$80,000,000 (2)	100%	$80,000,000	0.00014760	$11,808

Total Offering Amounts					$80,000,000		$11,808

Total Fee Offsets							—

Net Fee Due							$11,808

(1)

The Berkshire Hathaway Energy Company Long-Term Incentive Partnership Plan and the Berkshire Hathaway Energy Company Executive Voluntary Deferred Compensation Plan (collectively, the “Plans”) allow participating employees of Berkshire Hathaway Energy Company (“BHE”) and certain of its affiliates to defer the payment of all or a portion of their compensation for services to BHE and such affiliates and have such deferred amounts deemed invested into certain notional investments. These securities represent the unsecured obligations of BHE to pay such voluntarily deferred compensation, including notional earnings and returns thereon, in the future in accordance with the terms of the Plans.

(2)

Estimated solely for calculating the amount of the registration fee. Such amount is based on BHE’s estimate of the aggregate compensation to be deferred by participants under the Plans during the three-year period commencing on the initial effective date of this Registration Statement.